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Exhibit 16.1

October 1, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

        We have read the statements made under the caption "Changes in Certifying Accountant" included in the proxy statement/prospectus of International Game Technology, which is referred to and made a part of the Registration Statement on Form F-4 of Georgia Worldwide PLC dated October 1, 2014 and are in agreement with the statements contained in paragraphs four and five therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ RECONTA ERNST & YOUNG S.P.A.
Rome, Italy

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  Exhibit 16.1